Exhibit 5.1

lawyers@saul.com www.saul.com

December 7, 2012

Liberty Property Trust

500 Chesterfield Parkway

Malvern, Pennsylvania 19355

Re:	Common Shares of Beneficial Interest - $200,000,000 Aggregate
Gross Sales Price

Ladies and Gentlemen:

We have acted as Maryland counsel to Liberty Property Trust, a Maryland real estate investment trust (the “Company”), in connection with its Registration Statement on Form S-3 (No. 333-173951) filed on May 5, 2011 (the “S-3 Registration Statement”).  The S-3 Registration Statement related to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time, in one or more series, together or separately, as set forth in the Prospectus (as hereinafter defined), and as may be set forth in one or more supplements to the Prospectus.  This opinion letter is rendered in connection with the proposed public offering, pursuant to (i) an Equity Distribution Agreement (the “Equity Agreement”) dated December 7, 2012 by and among the Company, Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Operating Partnership”), and Citigroup Global Markets Inc.; and (ii) an Equity Distribution Agreement (the “Alternative Equity Agreement”)(together with the Equity Agreement, the “Equity Agreements”) dated December 7, 2012 by and among the Company, the Operating Partnership, and Goldman, Sachs & Co., of common shares of beneficial interest of the Company, par value $0.001 per share, having an aggregate gross sales price of up to $200,000,000 (the “Shares”), as described in the Prospectus (as defined below), and a prospectus supplement dated December 7, 2012 (the “Prospectus Supplement”).  This opinion is rendered pursuant to Item 9.01 of Form 8-K and item 601(b)(5) of Regulation S-K.

In connection with our representation of the Company and as a basis for the

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DELAWARE MARYLAND MASSACHUSETTS NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

opinions hereinafter set forth, we have examined originals or photographic copies of the following documents (hereinafter collectively referred to as the “Documents”):

(i)                                     the S-3 Registration Statement, as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”);

(ii)                                  the final prospectus, dated May 5, 2011, as filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the “Prospectus”);

(iii)                               the Prospectus Supplement;

(iv)                              copies of the executed Equity Agreements;

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(v)                                 a Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland (the “SDAT”) dated December 7, 2012;

(vi)                              the Amended and Restated Declaration of Trust of the Company recorded by the SDAT on May 29, 1997, as amended on June 22, 2004, October 4, 2007 and June 18, 2010 (collectively, the “Declaration of Trust”);

(vii)                           Articles Supplementary of the Company recorded on August 7, 1997; Articles Supplementary of the Company recorded on December 23, 1997; Articles Supplementary of the Company recorded on July 28, 1999; Articles Supplementary of the Company recorded on April 18, 2000; Articles Supplementary of the Company recorded on June 10, 2002; Articles Supplementary of the Company recorded on September 1, 2004; Articles Supplementary of the Company recorded on June 17, 2005; Articles Supplementary of the Company recorded on June 30, 2005; Articles Supplementary of the Company recorded on August 23, 2005;  Articles Supplementary of the Company recorded on December 15, 2006; and Articles Supplementary of the Company recorded on August 21, 2007 (collectively, the “Articles Supplementary”);

(viii)                        the First Amended and Restated Bylaws of the Company, as amended on April 5, 2006 and December 6, 2007 (collectively, the “Bylaws”);

(ix)                              resolutions adopted by the Board of Trustees of the Company dated May 4, 2011 and February 16, 2012 (the “Board Resolutions”);

(x)                                 a certificate of the secretary executed by James J. Bowes, Esquire, Secretary of the Company, dated December 7, 2012, certifying as to the authenticity of the Declaration of Trust, the Articles Supplementary and Bylaws, the incumbency of the officers of the Company, the Board Resolutions approving the consummation of the transactions contemplated by the Equity Agreements, and other matters that we have deemed necessary and appropriate; and

(xi)                              such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a)                                 that all signatures on the Documents and any other documents submitted to us for examination are genuine;

(b)                                 the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all representations, warranties, statements and information contained in the Documents;

(c)                                  the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d)                                 that all persons executing Documents on behalf of any party (other than the Company) are duly authorized;

(e)                                  that each of the parties (other than the Company) has duly and validly executed and delivered the Documents, and the party’s obligations are valid and legally binding obligations, enforceable in accordance with the terms of the Documents;

(f)                                   that there has been no oral or written modification of or amendment to the Documents, and there has been no waiver of any provision of the Documents, by actions or omission of the parties or otherwise;

(g)                                  that the Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder;

(h)                                 that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Shares;

(i)                                     that at the time of delivery of the Shares, all contemplated additional actions shall have been taken and the authorization of the Shares by the Board of Trustees and the pricing committee of the Board of Trustees of the Company will not have been modified or rescinded;

(j)                                    that the issuance, execution and delivery of the Shares; and the compliance by the Company with the terms of the Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(k)                                 that the consideration received or proposed to be received for the issuance and sale or reservation for issuance of any offering of the Shares of the Company as contemplated by the Registration Statement, Prospectus, and Equity Agreements is not less than the par value per share;

(l)                                     that the pricing committee of the Board of Trustees of the Company established under the Board Resolutions shall have duly and validly authorized the issuance of any Shares then being issued and shall have established the number of Shares to be issued, the price per share to be paid for the Shares in any such issuance and the aggregate dollar amount of the issuance of Shares all in accordance with the Board Resolutions; and

(m)                             that the aggregate number of shares of the Company which would be outstanding after the issuance of the Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company or the Operating Partnership, of which the Company is the sole general partner, does not and will not exceed the aggregate number of the then authorized common shares and preferred shares of the Company or of the then authorized shares within the applicable class or series of shares of the Company’s common shares and preferred shares.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of James J. Bowes, Esquire, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter.  We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1.                                      The Company has been duly formed and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

2.                                      The issuance of the Shares by the Company has been duly authorized by all necessary trust action and, when and if the Shares are duly issued and delivered in the manner and for the consideration contemplated by each of the Board Resolutions, the Registration Statement, the Prospectus, and the Equity Agreements, the Shares will be validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i)                                     We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland.  We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii)                                  We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii)                               We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

This opinion is being furnished to you, for your benefit, and for your transfer agent, Wells Fargo Shareowner Services, who may rely on this opinion.  The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K, filed with the Commission on the date hereof, and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/SAUL EWING LLP